Exhibit 2.1
Not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction
30 January 2009
RECOMMENDED CASH OFFER FOR TEPNEL LIFE SCIENCES PLC
Summary
•	The Gen-Probe Directors and Tepnel Directors are pleased to announce that they have reached agreement on the terms of a recommended cash offer to be made by Gen-Probe for the entire issued and to be issued share capital of Tepnel. It is intended that the Offer will be effected by means of a scheme of arrangement under the Companies Act 2006.

•	Under the terms of the Offer, Tepnel Shareholders will receive 27.1 pence in cash for each Tepnel Share.

•	The Offer values each Tepnel Share at 27.1 pence and the fully diluted share capital of Tepnel at approximately £92.8 million ($132.2 million).

•	The Offer represents a premium of approximately:
•	125.8 per cent. to the closing price of Tepnel Shares of 12.0 pence per Tepnel Share on 21 January 2009, being the last business day immediately prior to the announcement by Tepnel that it had received an approach; and

•	162.4 per cent. to 10.3 pence, being the average closing price per Tepnel Share over the 12 months prior to 21 January 2009.
•	Gen-Probe (NASDAQ: GPRO), based in San Diego, California, is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid probe-based products used primarily for the clinical diagnosis of human diseases and for screening donated human blood.

•	Tepnel (AIM: TED) is a UK-based international life sciences products and services group with two divisions, Molecular Diagnostics and Research Products & Services. The Company has laboratories, manufacturing and operations in the USA, UK, France and Belgium with over 200 employees. Tepnel provides test kits, reagents and services to two highly synergistic markets, Molecular Diagnostics and Biomedical Research.

•	The acquisition of Tepnel will allow Gen-Probe to enter the human leukocyte antigen, or HLA, and genetic testing segments. HLA testing, frequently conducted prior to transplantation and in the ongoing monitoring of transplant recipients, represents a significant product expansion area for Gen-Probe. In addition, Tepnel brings established pharmaceutical relationships and an opportunity for Gen-Probe to expand into the area of companion diagnostics. Gen-Probe further anticipates that its established capabilities in the research and development of novel diagnostics will help Tepnel accelerate its molecular diagnostics activities, including in the area of genetic testing for inherited disorders. Tepnel also contributes to Gen-Probe’s goal of expansion outside the United States. On a non-GAAP basis, Gen-Probe expects the acquisition to be neutral to the Company’s 2009 EPS, and accretive to its 2010 EPS.

•	The Tepnel Directors, who have been so advised by Seymour Pierce, consider the terms of the Offer to be fair and reasonable. In providing their advice to the Tepnel Directors, Seymour Pierce have taken into account the commercial assessments of the Tepnel Directors. In addition, the Tepnel Directors consider the terms of the Offer to be in the best interests of Tepnel Shareholders as a whole.

•	Accordingly, the Tepnel Directors intend unanimously to recommend that Tepnel Shareholders vote in favour of the Scheme and the resolutions at the Court Meeting and the GM as the Tepnel Directors have irrevocably undertaken to do in respect of their own beneficial holdings, representing as at the date of this announcement, in aggregate, approximately 4 per cent. of the existing issued share capital of Tepnel.

•	Gen-Probe has received irrevocable undertakings from certain institutional shareholders to vote in favour of the Scheme and the resolutions at the Court Meeting and the GM in respect of their entire holdings representing, in aggregate, approximately 36 per cent. of the existing issued share capital of Tepnel. Gen-Probe has therefore received total irrevocable undertakings in respect of Tepnel Shares representing approximately 40 per cent. of the existing issued share capital of Tepnel.

•	Gen-Probe has also received irrevocable undertakings from certain Tepnel Directors and certain institutional shareholders to exercise Tepnel Share Warrants conditional upon the sanction of the Scheme by the Court representing approximately, in aggregate, 16 per cent. of the diluted share capital of Tepnel.

•	The Offer will be put to Tepnel Shareholders at the Court Meeting and at the GM. In order to become effective, the Scheme must be approved by a majority in number of the holders of Tepnel Shares present and voting, either in person or by proxy, representing at least 75 per cent. in value of the Tepnel Shares held by such Tepnel Shareholders at the Court Meeting. In addition, a special resolution implementing the Scheme and approving the related reduction of capital must be passed by Tepnel Shareholders representing 75 per cent. of the votes cast at the GM. The special resolution proposed at the GM will also approve related amendments to the articles of association of Tepnel and to certain of the Tepnel Share Schemes.

•	It is expected that the Scheme Document containing further details of the Offer will be posted on or around 21 February 2009. The Scheme will be subject, inter alia, to the satisfaction or waiver of the conditions set out in Appendix I to this announcement and in the Scheme Document.

•	It is expected that the Court Meeting and the General Meeting will be held on or around 16 March 2009 and that the Scheme will become effective on or around 8 April 2009.
Henry Nordhoff, Chairman and CEO of Gen-Probe, said:
“We believe our acquisition of Tepnel will provide us immediate access to attractive growth opportunities in transplant diagnostics, genetic testing and pharmaceutical services, and accelerate our ongoing strategic efforts to strengthen our marketing and sales, distribution and manufacturing capabilities in Europe. We look forward to working with the employees and customers of Tepnel to broaden the use of their innovative technologies and expand on their many successes to date.”
Ben Matzilevich, CEO of Tepnel, said:
“We believe Gen-Probe’s offer represents significant value for Tepnel Shareholders and recognizes both our past achievements and our future potential in molecular diagnostics and pharmaceutical services. In addition, we are excited about the opportunity to accelerate our strategic plans as part of one of the most established and highly respected molecular diagnostics companies in the world.”

Merrill Lynch is acting as sole financial adviser and corporate broker to Gen-Probe. Seymour Pierce is acting as sole financial adviser and corporate broker to Tepnel.
This summary should be read in conjunction with, and is subject to, the full text of the following announcement and the Appendices. The Offer will be subject to the conditions set out in Appendix I to this announcement. Appendix II to this announcement contains the bases and sources of certain information contained in this announcement. Appendix III to this announcement contains details of the irrevocable undertakings. Appendix IV to this announcement contains a description of the principal terms of the Implementation Agreement. Appendix V contains the definitions of certain terms used in this summary.
Enquiries:

GEN-PROBE INCORPORATED	Telephone: +1 858 410 8000

Herm Rosenman, Senior Vice President and Chief
Financial Officer
Michael Watts, Senior Director, Investor Relations

MERRILL LYNCH INTERNATIONAL
(Financial Adviser and Corporate Broker to Gen-Probe)

San Francisco	Telephone: +1 415 676 3401
Mark Robinson
Glenn Rewick
London	Telephone: +44 207 995 2000
Jamie Heath

TEPNEL LIFE SCIENCES PLC	Telephone: +44 161 946 2200

Ben Matzilevich, Chief Executive Officer
Michael Slater, Group Finance Director

SEYMOUR PIERCE LIMITED	Telephone: +44 207 107 8000
(Financial Adviser and Corporate Broker to Tepnel)
Mark Percy
Tom Sheldon
Christopher Wren
Merrill Lynch is acting exclusively for Gen-Probe and no one else in connection with the Offer and this announcement and will not be responsible to anyone other than Gen-Probe for providing the protections afforded to clients of Merrill Lynch or for providing advice in connection with the Offer or any matter referred to herein.
Seymour Pierce, which is authorised and regulated by the Financial Services Authority, is acting exclusively for Tepnel and no one else in connection with the Offer and will not be responsible to anyone other than Tepnel for providing the protections afforded to clients of Seymour Pierce or for providing advice in connection with the Offer or any matter referred to herein.

This announcement is for information purposes only and does not constitute an offer to sell or invitation to purchase any securities or the solicitation of any vote for approval in any jurisdiction, nor shall there be any sale, issue or transfer of the securities referred to in this announcement in any jurisdiction in contravention of applicable law. Any response in relation to the Offer should be made only on the basis of the information contained in the Scheme Document or any document by which the Offer is made. This announcement does not constitute a prospectus or prospectus equivalent document.
This announcement has been prepared for the purpose of complying with English law and the City Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom. The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law. Persons who are not resident in the United Kingdom or who are subject to other jurisdictions should inform themselves of, and observe, any applicable requirements.
Shareholders in the United States should note that the Scheme relates to the shares of a UK company and will be governed by English law. Neither the proxy solicitation nor the tender offer rules under the US Securities Exchange Act of 1934, as amended, will apply to the Scheme. Moreover, the Scheme will be subject to the disclosure requirements and practices applicable in the UK to schemes of arrangement, which differ from the disclosure requirements of the US proxy solicitation rules and tender offer rules. Financial information included in this announcement and the Scheme documentation with respect to Tepnel has been or will have been prepared in accordance with IFRS and may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with US GAAP.
If the Offer is carried out by way of an offer, the Offer will not be made, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and the Offer will not be capable of acceptance from or within a Restricted Jurisdiction. Accordingly, copies of this announcement and all documents relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded (including, without limitation, by telex, facsimile transmission, telephone, internet or other forms of electronic communication), distributed or sent in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this announcement and all documents relating to the Offer (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions as doing so may invalidate any purported acceptance of the Offer. The availability of the Offer to Tepnel Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.
Tepnel will prepare the Scheme Document to be distributed to Tepnel Shareholders. Tepnel and Gen-Probe urge Tepnel Shareholders to read the Scheme Document when it becomes available because it will contain important information relating to the Offer.
No listing authority or equivalent has reviewed, approved or disapproved of this announcement or any of the proposals described herein.
Forward Looking Statements
This announcement contains statements about Gen-Probe and Tepnel that are or may be forward looking statements. All statements other than statements of historical facts included in this announcement may be forward looking statements. Without limitation, any statements preceded or followed by or that include the words “targets”, “plans” “believes”, “expects”, “aims”,” intends”, “will”, “may”, “anticipates”, “estimates”, “projects” or, words or terms of similar substance or the negative thereof, are forward looking statements. Forward looking statements include statements relating to the following: statements relating to the expected benefits of the acquisition to Gen-Probe, background and reasons for the offer, expectations of the impact of the acquisition on revenue and earnings of Gen-Probe, information on the prospects of Gen-Probe or Tepnel future capital expenditures, expenses, revenues, earnings, synergies, economic performance, and future prospects.
Such forward looking statements involve risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Many factors could cause actual results to differ materially from those projected or implied in any forward looking statements, including risks relating to the successful integration of Tepnel with Gen-Probe; higher than anticipated costs relating to the integration of Tepnel or investment required in Tepnel to realise expected benefits and facts relating to Tepnel that may impact the timing or amount of benefit realised from the acquisition that are unknown to Gen-Probe. For information identifying additional factors that could cause Gen-Probe’s actual results to differ from those anticipated in this announcement, see Gen-Probe’s filings with the United States Securities and Exchange Commission (SEC) as updated from time to time, including the risk factors discussed in Gen-Probe’s annual report on Form 10-K for the fiscal year ended 31 December 2007 and its other filings with the SEC. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof. Gen-Probe and Tepnel disclaim any obligation to update any forward looking or other statements contained herein, except as required by applicable law.
Dealing Disclosure Requirements
Under the provisions of Rule 8.3 of the Code, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of Tepnel, all “dealings” in any “relevant securities” of Tepnel (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant transaction. This requirement will continue until the date on which the Scheme becomes effective or lapses or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Tepnel, they will be deemed to be a single person for the purpose of Rule 8.3.
Under the provisions of Rule 8.1 of the Code, all “dealings” in “relevant securities” of Tepnel by Gen-Probe or Tepnel, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the Business Day following the date of the relevant transaction.
A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.
“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.
Terms in quotation marks are defined in the Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, please contact an independent financial adviser authorised under the Financial Services and Markets Act 2000, consult the Panel’s website at www.thetakeoverpanel.org.uk or contact the Panel on telephone number +44 (0) 20 7638 0129; fax +44 (0) 20 7236 7013.

Not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction
30 January 2009
RECOMMENDED CASH OFFER FOR TEPNEL LIFE SCIENCES PLC
1. Introduction
The Gen-Probe Directors and the Tepnel Directors are pleased to announce that they have reached agreement on the terms of a recommended cash offer to be made by Gen-Probe for the entire issued and to be issued share capital of Tepnel. It is intended that the Offer will be effected by means of a scheme of arrangement under the Companies Act 2006.
Merrill Lynch is acting as sole financial adviser and corporate broker to Gen-Probe. Seymour Pierce is acting as sole financial adviser and corporate broker to Tepnel.
2. The Offer
Under the Scheme (which will be subject to the conditions and further terms set out below, in Appendix I to this announcement and in the Scheme Document) Tepnel Shareholders will be entitled to receive:
for each Tepnel Share           27.1 pence in cash
The Offer values each Tepnel Share at 27.1 pence and the existing issued ordinary share capital of Tepnel at approximately £92.8 million ($132.2 million).
Tepnel Shareholders will receive 27.1 pence per Tepnel Share in cash within 14 days of the Effective Date. The consideration each Tepnel Shareholder will receive pursuant to the Offer will be rounded up to the nearest penny.
The Offer represents a premium of approximately:
•	125.8 per cent. to the closing price of Tepnel Shares of 12.0 pence per Tepnel Share on 21 January 2009, being the last business day immediately prior to the announcement by Tepnel that it had received an approach; and

•	162.4 per cent. to 10.3 pence, being the average closing price per Tepnel Share over the 12 months prior to 21 January 2009.
The Tepnel Shares will be acquired pursuant to the Offer fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and any other rights and interests of any nature whatsoever and together with all rights now and hereafter attaching thereto, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this announcement.
It is expected that the Scheme Document will be posted on or around 21 February 2009 and that the Court Meeting and the General Meeting will be held on or around 16 March 2009 and that the Scheme will become effective on or around 8 April 2009.
3. Background to and reasons for the Offer
The acquisition of Tepnel allows Gen-Probe to expand into the areas of HLA testing, genetic testing, pharmaceutical services and companion diagnostics, while allowing Tepnel to benefit from Gen-Probe’s established capabilities in developing and commercializing novel molecular diagnostics. Tepnel also furthers Gen-Probe’s goal of expansion outside the United States.

Gen-Probe anticipates that Tepnel’s human leukocyte antigens testing products will facilitate its diversification into the transplant typing market. HLA testing is used to match donors and recipients in anticipation of transplant surgeries, as well as in the ongoing management of transplant recipients. Tepnel brings an established position in the segment with strong opportunities for continued growth. The company sells xMAP® multiplex assays in the field of transplant diagnostics under its development and supply agreement with Luminex. The worldwide market for HLA tests is estimated at $260 million in 2008, and is forecast to grow at a low-double-digit rate.
Gen-Probe believes that Tepnel’s genetic disease testing business is complementary to its molecular diagnostics activities. Tepnel sells genetic tests for cystic fibrosis, Down’s syndrome and familial hypercholesterolemia, among others. The companies anticipate that Gen-Probe’s proven record in the development of novel diagnostics, its premier commercialization capabilities, and its reputation within the clinical community will help accelerate Tepnel’s molecular diagnostics activities.
Tepnel’s pharmaceutical services business has master service agreements with a number of major pharmaceutical clients, and Gen-Probe believes its ownership of Tepnel will further strengthen these relationships. In addition, Tepnel’s activities in this segment provide Gen-Probe an opportunity to expand into the rapidly emerging market for companion diagnostics.
Tepnel has a solid financial track record with a product portfolio and pipeline to support continued revenue growth for Gen-Probe. Tepnel experienced compound annual revenue growth of 20.5 per cent. from 2004 to 2007 and has been profitable since 2006. With approximately 60 per cent. of 2007 revenues coming from Europe, the combination with Tepnel is expected to accelerate Gen-Probe’s expansion of activities outside of the US.
The acquisition is expected to be approximately neutral to non-GAAP EPS in 2009 without synergies, and increasingly accretive to non-GAAP EPS in 2010 and beyond.
4. Recommendation
The Tepnel Directors, who have been so advised by Seymour Pierce, consider the terms of the Offer to be fair and reasonable. In providing their advice to the Tepnel Directors, Seymour Pierce have taken into account the commercial assessments of the Tepnel Directors. In addition, the Tepnel Directors consider the terms of the Offer to be in the best interests of Tepnel Shareholders as a whole.
Accordingly, the Tepnel Directors intend unanimously to recommend that Tepnel Shareholders vote in favour of the Scheme and the resolutions at the Court Meeting and the GM as the Tepnel Directors have irrevocably undertaken to do in respect of their own beneficial holdings of 9,235,783 Tepnel Shares, representing as at the date of this announcement, in aggregate, approximately 4 per cent. of the existing issued share capital of Tepnel.
5. Background to and reasons for the recommendation
Following the strategic reorganisation and integration of the businesses acquired in 2004, the Tepnel management team has transformed Tepnel through building leadership positions in defined markets in the Molecular Diagnostics and Research Products and Services sectors.

The Molecular Diagnostics division is focused on key growth markets, principally organ transplant monitoring and foetal distress diagnostics, and developing products which utilise its technologies for new markets, including the blood bank market. The Tepnel Directors believe that the Research Products and Services division, through significant investment in a new pharmaceutical services facility in Livingston, Scotland, and recently launched services, is well placed to access the growing Biopharmaceutical and genotyping markets.
Whilst the strategy of the Tepnel board has been successful to date, the Tepnel Directors are cognizant that in future years Tepnel will require additional capital expenditure, access to certain technologies and an expansion of its capabilities, particularly in sales and marketing, which the Tepnel Directors believe can be better provided by Gen-Probe, one of the most highly respected molecular diagnostics companies in the world.
Notwithstanding the significant achievements of Tepnel over the last few years, having considered all relevant factors, including the views of a number of major Tepnel Shareholders and the advice of Seymour Pierce, Tepnel’s financial advisers, the Tepnel Directors believe that the offer price of 27.1 pence per Tepnel Share reflects Tepnel’s strong future prospects and growth opportunities and represents an opportunity for Shareholders to receive a fair cash price now which might otherwise have been difficult to obtain in the short to medium term.
The Offer represents a substantial premium of approximately 125.8 per cent. to the closing price of Tepnel Shares of 12.0 pence per Tepnel Share on 21 January 2009, being the last business day immediately prior to the announcement by Tepnel that it had received an approach.
6. Irrevocable undertakings
Gen-Probe has received irrevocable undertakings from each of the Tepnel Directors to vote in favour of the Scheme and the resolutions at the Court Meeting and the GM in respect of their own beneficial holdings, representing approximately 4 per cent. of the existing issued share capital of Tepnel.
Gen-Probe has received irrevocable undertakings from certain institutional shareholders to vote in favour of the Scheme and the resolutions at the Court Meeting and the GM in respect of their entire holdings, representing approximately 36 per cent. of the existing issued share capital of Tepnel. Gen-Probe has therefore received total irrevocable undertakings in respect of Tepnel Shares representing approximately 40 per cent. of the existing issued share capital of Tepnel.
Gen-Probe has also received irrevocable undertakings from certain Tepnel Directors and certain institutional shareholders to exercise Tepnel Share Warrants conditional upon the sanction of the Scheme by the Court, representing approximately, in aggregate, 16 per cent. of the diluted share capital of Tepnel.
Further details of these irrevocable undertakings are set out in Appendix III to this announcement.
7. Information on Gen-Probe
Gen-Probe Incorporated (NASDAQ: GPRO), based in San Diego, California, is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid probe-based products used primarily for the clinical diagnosis of human diseases and for screening donated human blood.

For the financial year ended 31 December 2007, Gen-Probe reported revenues of $403.0 million (2006: $354.8 million) and net income of $86.1 million (2006: $59.5 million) and had total assets as at that date of $789.1 million. For the nine months ended 30 September 2008, Gen-Probe reported revenues of $363.6 million and net income of $85.8 million and had total assets as of that date of $909.2 million. Gen-Probe is listed on the NASDAQ Global Market and as at 29 January 2009 had a market capitalisation of approximately $2,495 million. Gen-Probe’s financial results are reported under US generally accepted accounting principles (US GAAP) which differ from financial reporting standards adopted by the European Union (IFRS).
8. Information on Tepnel
Tepnel (AIM: TED) is a UK-based international life sciences products and services group with two divisions, Molecular Diagnostics and Research Products & Services. The Company has laboratories, manufacturing and operations in the USA, UK, France and Belgium with over 200 employees. Tepnel provides test kits, reagents and services to two highly synergistic markets, Molecular Diagnostics and Biomedical Research..
For the year ended 31 December 2007, Tepnel reported revenues from continuing operations of £17.8 million (2006: £15.0 million) and profit on ordinary activities before taxation of £1.27 million (2006: loss of £0.02 million) and had net assets as at that date of £8.6 million. Tepnel is listed on AIM, a market operated by the London Stock Exchange. Tepnel’s financial results are reported under IFRS, which differ from US GAAP.
9. Current trading and prospects of the Tepnel Group
On 31 July 2008, Tepnel announced its unaudited interim results for the six months ended 30 June 2008, which disclosed profits on ordinary activities before tax of £1.4 million (£0.6 million for the six months ended 30 June 2007) on turnover of £11.8 million (£8.8 million for the six months ended 30 June 2007). Net assets increased from £7.7 million as at 30 June 2007 to £10.1 million as at 30 June 2008 with cash and short-term deposits of £3.7 million (2007: £2.4 million).
Since 31 July 2008, Tepnel’s trading has proceeded in line with existing management’s expectations. The Board of Tepnel believes that the significant investment made in Tepnel’s new facilities and its new product and services development provides a positive outlook for the business.
10. Structure of the Offer
It is intended that the Offer is to be effected by means of a scheme of arrangement between Tepnel and its Shareholders under the Companies Act 2006.
The purpose of the Scheme is to enable Gen-Probe to become the owner of the whole of the issued ordinary share capital of Tepnel. This is to be achieved by the cancellation of the Scheme Shares and the application of the reserve arising from such cancellation in paying up in full a number of new shares in Tepnel (which is equal to the number of Scheme Shares cancelled) and issuing them to Gen-Probe, in consideration for which the holders of the Scheme Shares will receive cash on the basis set out in paragraph 2 of this announcement.
To become effective, the Scheme requires, amongst other things, the approval by a majority in number of the Tepnel Shareholders representing at least 75 per cent. in value of all Tepnel Shares held by such Tepnel Shareholders voted, either in person or by proxy, at the Court Meeting, together with the sanction of the Court and the passing of a special resolution necessary to implement the Scheme at the GM. The special resolution will also approve related amendments to the articles of association of Tepnel and certain of the Tepnel Share

Schemes. Upon the Scheme becoming effective, it will be binding on all Tepnel Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the General Meeting. The Scheme is expected to be effective on or around 8 April 2009.
The conditions to the Offer are set out in full in Appendix I to this announcement. The Scheme is conditional, inter alia, upon:
•	the Scheme becoming effective by not later than four months from the posting of the Scheme Document or such later date as Tepnel and Gen-Probe may agree and the Court may approve, failing which the Scheme will lapse;

•	the approval by a majority in number of the Scheme Shareholders who vote, representing at least 75 per cent. in value of the Scheme Shares voted, either in person or by proxy, at the Court Meeting;

•	the passing of the resolution(s) required to implement the Scheme and to amend the articles of association of Tepnel and the terms of certain of the Tepnel Share Schemes;

•	the sanction of the Scheme and subsequent confirmation of the Capital Reduction by the Court (in either case, with or without modification on terms agreed by Tepnel and Gen-Probe) and the delivery of office copies of the Court Orders to the Registrar and, in the case of the Capital Reduction, the registration of such Court Order; and

•	the conditions, set out in Appendix I to this announcement, which are not otherwise identified above being satisfied or waived.
It is intended that, prior to the Scheme becoming effective, and subject to applicable requirements of the London Stock Exchange and the Financial Services Authority, Gen-Probe will procure that Tepnel will apply to the London Stock Exchange for the Tepnel Shares to cease trading and to remove the Tepnel Shares from their quotation on AIM, in each case with effect from the Effective Date.
Subject to the Scheme becoming effective, share certificates in respect of Tepnel Shares will cease to be valid on the Effective Date and should be destroyed. In addition, on the Effective Date, entitlements to Tepnel Shares held within the CREST system will be cancelled. It is also proposed that, following the Effective Date and after the Tepnel Shares are delisted, Tepnel will be re-registered as a private limited company.
Further details of the Scheme will be contained in the Scheme Document.
11. Management and employees
Gen-Probe attaches great importance to the skills and experience of the existing management and employees of Tepnel. As such, Gen-Probe expects that Tepnel employees will play an important role in the enlarged group.
Gen-Probe has given the board of Tepnel assurances that, following closing of the Offer, the existing employment rights, including pension rights, of the management and employees of Tepnel will be safeguarded. Gen-Probe does not currently intend to make any material change in the conditions of employment of Tepnel employees.

12. Tepnel Share Schemes
Participants in any Tepnel Share Schemes will be contacted regarding the effect of the Offer on their rights under those schemes and appropriate proposals will be made to such participants in due course. Further details of these proposals will be set out in separate letters to be sent to participants in the Tepnel Share Schemes.
13. Tepnel Share Warrants
Holders of any Tepnel Share Warrants will be contacted regarding the effect of the Offer on their rights under those warrants and appropriate proposals will be made to such holders in due course. Tepnel will amend the Warrant Instrument constituting the Warrants to permit holders to exercise their Warrants conditional upon sanction of the Scheme by the Court. Further details of these proposals will be set out in separate letters to be sent to Tepnel Share Warrant holders.
14. Amendments to Articles of Association
It is proposed to amend the articles of association of Tepnel at the GM to provide that, if the Scheme becomes effective, any Tepnel Shares issued on or after the Effective Date of the Capital Reduction will automatically be transferred to Gen-Probe in exchange for the Offer Price in cash on the same basis as under the Scheme. Consequently, participants in the Tepnel Share Schemes or holders of the Tepnel Share Warrants who exercise any options or warrants after the Scheme becomes effective will receive the same cash consideration as the holders of Scheme Shares who receive the Offer Price under the Scheme.
15. Financing
The cash consideration payable by Gen-Probe under the terms of the Offer will be funded using Gen-Probe’s existing cash resources.
Merrill Lynch, financial adviser and corporate broker to Gen-Probe, is satisfied that sufficient resources are available to satisfy the full cash consideration payable to Tepnel Shareholders under the terms of the Offer.
16. Implementation Agreement and Inducement Fee
Gen-Probe and Tepnel have entered into the Implementation Agreement dated 30 January 2009 under the terms of which they have agreed to implement the Scheme.
The principal terms of the Implementation Agreement are set out in Appendix IV to this Announcement.
17. Disclosure of interests in Tepnel
Except as disclosed below, as at 28 January 2009, the last practicable date before this announcement, and save for the irrevocable undertakings referred to in paragraph 6 above, neither Gen-Probe nor any Gen-Probe Directors nor, so far as Gen-Probe is aware, any party acting in concert with Gen-Probe, has any interest in, or right to subscribe for, any Tepnel Shares or any Tepnel Securities, nor does any such person have any short position (whether conditional or absolute and whether in the money or otherwise) including short positions under derivatives or arrangement in relation to Tepnel Securities. For these purposes, “arrangement” includes any indemnity or option arrangement or any agreement or understanding, formal or informal, of whatever nature, relating to Tepnel Securities which may be an inducement to deal or refrain from dealing in such securities. In the interests of secrecy prior to this announcement, Gen-Probe has not made any enquiries in this respect of the matters referred to in this paragraph of certain parties who may be deemed by the Panel to be acting in concert with them for the purposes of the Scheme. Enquiries of such parties will be made as soon as practicable following the date of this announcement and any material disclosure in respect of such parties will be included in the Scheme Document.

Party	Interest in Tepnel securities
Seymour Pierce	Long	22,240
	Short	0
	Net	22,240

18. General
Gen-Probe reserves the right, with the consent of the Panel, to elect to implement the Offer by making a takeover offer for the entire issued and to be issued share capital of Tepnel.
If Gen-Probe elects to implement the Offer by a takeover offer, that offer will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme. Any such takeover offer will be subject to a 90 per cent. acceptance condition or such lesser percentage, being more than 50 per cent., as Gen-Probe may decide. Furthermore, if sufficient acceptances of such offer are received and/or sufficient Tepnel Shares are otherwise acquired, it is the intention of Gen-Probe to apply the provisions of sections 979 to 982 (inclusive) of the Companies Act 2006 to acquire compulsorily any outstanding Tepnel Shares to which such offer relates.
Prior to the Scheme becoming effective, Tepnel will make an application to the London Stock Exchange to cancel trading in the Tepnel Shares on AIM and to cancel the quotation of the Tepnel Shares on the Effective Date. It is also proposed that, following the Effective Date and after its shares are delisted, Tepnel will be re-registered as a private limited company.
The Offer will be made on the terms and subject to the conditions and further terms set out herein and in Appendix I to this announcement and to be set out in the Scheme Document and the Forms of Proxy. The Scheme Document will include full details of the Scheme, together with notices of the Court Meeting and the GM and the expected timetable of the Offer. The Scheme Document and the Forms of Proxy will be dispatched to Tepnel Shareholders in due course. The Offer will be subject to the applicable requirements of the City Code, the Panel, the London Stock Exchange and the Financial Services Authority.
Appendix II to this announcement contains details of the sources of information and bases of calculations set out in this announcement. Appendix III to this announcement contains details of the irrevocable undertakings that have been provided to Gen-Probe. Appendix IV contains a description of the principal terms of the Implementation Agreement. Appendix V to this announcement contains definitions of certain expressions used in this announcement.
This announcement does not constitute an offer to sell or an invitation to purchase or subscribe for any securities. This announcement also does not constitute a prospectus or prospectus equivalent document.
Any response in relation to the Offer should be made only on the basis of the information contained in the Scheme Document or any document by which the Offer is made. The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom, or who are subject to the laws of any jurisdiction other than the United Kingdom, should inform themselves about and observe any applicable requirements of those jurisdictions.
Shareholders in the United States should note that the Scheme relates to the shares of a UK company and will be governed by English law. Neither the proxy solicitation nor the tender offer rules under the US Securities Exchange Act of 1934, as amended, will apply to the Scheme. Moreover, the Scheme will be subject to the disclosure requirements and practices applicable in the UK to schemes of arrangement, which differ from the disclosure requirements of the US proxy solicitation rules and tender offer rules. Financial information included in this announcement and the Scheme documentation with respect to Tepnel has been or will have been prepared in accordance with IFRS and may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with US GAAP.
If the Offer is carried out by way of an offer, the Offer will not be made, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and the Offer will not be capable of acceptance from or within a Restricted Jurisdiction. Accordingly, copies of this announcement and all documents relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, (including without limitation by telex, facsimile transmission, telephone, internet or other forms of electronic communication) distributed or sent in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this announcement and all documents relating to the Offer (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions as doing so may invalidate any purported acceptance of the Offer. The availability of the Offer to Tepnel Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.
Merrill Lynch is acting exclusively for Gen-Probe and no one else in connection with the Offer and will not be responsible to anyone other than Gen-Probe for providing the protections afforded to clients of Merrill Lynch, or for providing advice in connection with the Offer or any matter referred to herein.
Seymour Pierce, which is authorised and regulated by the Financial Services Authority, is acting exclusively for Tepnel and no one else in connection with the Offer and will not be responsible to anyone other than Tepnel for providing the protections afforded to clients of Seymour Pierce or for providing advice in connection with the Offer or any matter referred to herein.
No listing authority or equivalent has reviewed, approved or disapproved of this announcement or any of the proposals described herein.
Forward Looking Statements
This announcement contains statements about Gen-Probe and Tepnel that are or may be forward looking statements. All statements other than statements of historical facts included in this announcement may be forward looking statements. Without limitation, any statements preceded or followed by or that include the words “targets”, “plans”, “believes”, “expects”, “aims”, “intends”, “will”, “may”, “anticipates”, “estimates”, “projects” or, words or terms of similar substance or the negative thereof, are forward looking statements. Forward looking statements include statements relating to the following: statements relating to the expected benefits of the acquisition to Gen-Probe, background and reasons for the offer, expectations of the impact of the acquisition on revenue and earnings of Gen-Probe, information on the prospects of Gen-Probe or Tepnel future capital expenditures, expenses, revenues, earnings, synergies, economic performance, and future prospects.
Such forward looking statements involve risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Many factors could cause actual results to differ materially from those projected or implied in any forward looking statements, including risks relating to the successful integration of Tepnel with Gen-Probe; higher than anticipated costs relating to the integration of Tepnel or investment required in Tepnel to realise expected benefits and facts relating to Tepnel that may impact the timing or amount of benefit realised from the acquisition that are unknown to Gen-Probe. For information identifying additional factors that could cause Gen-Probe’s actual results to differ from those anticipated in this announcement, see Gen-Probe’s filings with the United States Securities and Exchange Commission (SEC) as updated from time to time, including the risk factors discussed in Gen-Probe’s annual report on Form 10-K for the fiscal year ended 31 December 2007 and its other filings with the SEC. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof. Gen-Probe and Tepnel disclaim any obligation to update any forward looking or other statements contained herein, except as required by applicable law.
Dealing Disclosure Requirements
Under the provisions of Rule 8.3 of the Code, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of Tepnel, all “dealings” in any “relevant securities” of Tepnel (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant transaction. This requirement will continue until the date on which the Scheme becomes effective or lapses or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Tepnel, they will be deemed to be a single person for the purpose of Rule 8.3.
Under the provisions of Rule 8.1 of the Code, all “dealings” in “relevant securities” of Tepnel by Gen-Probe or Tepnel, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the Business Day following the date of the relevant transaction.
A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.
“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.
Terms in quotation marks are defined in the Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, please contact an independent financial adviser authorised under the Financial Services and Markets Act 2000, consult the Panel’s website at www.thetakeoverpanel.org.uk or contact the Panel on telephone number +44 (0) 20 7638 0129; fax +44 (0) 20 7236 7013.
Enquiries:

GEN-PROBE INCORPORATED	Telephone: +1 858 410 8000

Herm Rosenman, Senior Vice President and Chief
Financial Officer
Michael Watts, Senior Director, Investor Relations

MERRILL LYNCH INTERNATIONAL

(Financial Adviser and Corporate Broker to Gen-Probe)

San Francisco	Telephone: +1 415 676 3401
Mark Robinson
Glenn Rewick
London	Telephone: +44 207 995 2000
Jamie Heath

TEPNEL LIFE SCIENCES PLC	Telephone: +44 161 946 2200

Ben Matzilevich, Chief Executive Officer
Michael Slater, Group Finance Director

SEYMOUR PIERCE LIMITED	Telephone: +44 207 107 8000
(Financial Adviser and Corporate Broker to Tepnel)
Mark Percy
Tom Sheldon
Christopher Wren

\

APPENDIX I
CONDITIONS AND FURTHER TERMS OF THE OFFER
Part A: Conditions of the Scheme
The Offer will be conditional upon the Scheme becoming effective by not later than four months from the date that the Scheme Document is posted or such later date (if any) as Tepnel and Gen-Probe may agree and (if required) the Court and the Panel may allow.
1	The Scheme will be conditional upon:

1.1	the approval of the Scheme by a majority in number representing 75 per cent. or more in value of the Scheme Shareholders (or the relevant class or classes therof) present and voting, either in person or by proxy, at the Court Meeting, or at any adjournment thereof;

1.2	the resolution(s) in connection with or required to implement the Scheme and set out in the notice of the GM being duly passed by the requisite majority at the GM, or at any adjournment thereof; and

1.3	the sanction (with or without modification, on terms agreed by Tepnel and Gen-Probe) of the Scheme and confirmation of the Capital Reduction by the Court and office copies of the Court Orders and the minute of such Capital Reduction attached thereto being delivered for registration to the Registrar and, in relation to the Capital Reduction, being registered by the Registrar.

2	In addition, Tepnel and Gen-Probe have agreed that, subject as stated in Part B below, the Scheme will also be conditional upon, and accordingly application to the Court to sanction the Scheme and to confirm the Capital Reduction will only be made upon conditions 1.1 and 1.2 above having been fulfilled and provided that immediately prior to the hearing of the petition to sanction the Scheme, the following conditions (as amended if appropriate) are satisfied or waived as referred to below:

2.1	no central bank, government or governmental, quasi-governmental, state or local government, supranational, statutory, environmental, administrative, investigative or regulatory body, agency, court, association or any other person or body in any jurisdiction (a “Relevant Authority”) having decided to take, having taken, instituted, implemented or threatened any action, proceeding, suit, investigation or enquiry, or enacted, made or proposed any statute, regulation order, decision, changed a published position or otherwise taken any other step that would or might in the opinion of Gen-Probe in any respect reasonably be expected to:
2.1.1	require, prevent or delay the divestiture by any member of the Wider Gen-Probe Group or any member of the Wider Tepnel Group of all or any portion of their respective businesses, assets or properties or impose any limitation on the ability of any member of the Wider Gen-Probe Group or the Wider Tepnel Group to conduct their respective businesses (or any part of them) or to own or control any of their respective assets or properties or any part of them which, in any such case, is material in the context of the Wider Tepnel Group taken as a whole or in the context of the Offer;

2.1.2	other than pursuant to the implementation of the Offer require any member of either the Wider Gen-Probe Group or Wider Tepnel Group to make an offer to acquire any shares or other securities in any member of the Wider Tepnel Group owned by any third party; or

2.1.3	impose any material limitation on, or result in a material delay in, the ability of Gen-Probe or the Wider Gen-Probe Group directly or indirectly to acquire or to hold or to exercise effectively directly or indirectly all or any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in Tepnel or the ability of Gen-Probe to hold or exercise effectively any rights of ownership of shares, loans or other securities in, or to exercise management control over any member of the Wider Tepnel Group, which, in any such case, is material in the context of the Wider Tepnel Group taken as a whole or in the context of the Offer;

2.1.4	otherwise adversely affect the business, assets, liabilities, financial or trading position, profits or prospects of any member of the Wider Tepnel Group in each case to an extent which is material in the context of the Wider Tepnel Group taken as a whole or in the context of the Offer;

2.1.5	result in any member of the Wider Tepnel Group ceasing to be able to carry on business under any name under which it presently does so which is material in the context of the Wider Tepnel Group taken as a whole or in the context of the Offer; or

2.1.6	make the Scheme or its implementation or the acquisition of any shares in, or control of, Tepnel by any member of the Wider Gen-Probe Group, void, unenforceable, illegal and/or prohibited in or under the laws of any jurisdiction or otherwise directly or indirectly restrict, restrain, prohibit, delay or otherwise materially interfere with the implementation of, or impose additional conditions or obligations with respect to, or require amendment of, or otherwise challenge or interfere with, the Offer, and all applicable waiting and other time periods during which any such Relevant Authority could decide to take, institute, implement or threaten any such action, proceedings, suit, investigation, enquiry or reference or take any other step under the laws of any jurisdiction having expired, lapsed or been terminated;

2.2	all necessary filings, applications and/or notifications which are necessary or reasonably considered necessary by Gen-Probe having been made and all appropriate waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated in each case in respect of the Offer and the acquisition of any shares or other securities in, or control of, Tepnel by Gen-Probe or any member of the Wider Gen-Probe Group and all authorisations, orders, grants, recognitions, confirmations, licences, consents, clearances, permissions and approvals (“authorisations”) necessary or appropriate in any jurisdiction for or in respect of the Offer and the proposed acquisition of any shares or other securities in, or control or management of, Tepnel by Gen-Probe or any member of the Wider Gen-Probe Group being obtained in terms and in a form satisfactory to Gen-Probe, acting reasonably, from appropriate Relevant Authorities or from any persons or bodies with whom any member of the Wider Gen-Probe Group or the Wider Tepnel Group has entered into contractual arrangements and such authorisations together with all authorisations necessary or appropriate for any member of the Wider Tepnel Group to carry on its business remaining in full force and effect in each case where the absence of such authorisation would have a material adverse effect on the Wider Tepnel Group and there being no notice or other intimation of any intention to revoke, suspend, restrict or modify or not to renew any of the same having been made and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

2.3	save as fairly disclosed in the Annual Report or as Publicly Announced or fairly disclosed in writing to Gen-Probe or its advisers by or on behalf of Tepnel in the course of the negotiations relating to the Offer, in each case prior to the date of this announcement, there being no provision of any arrangement, agreement, lease, licence, permit or other instrument to which any member of the Tepnel Group is a party or by or to which any such member or any of its assets is or may be bound or be subject which, as a consequence of the Offer or the acquisition or the proposed acquisition by Gen-Probe or any member of the Wider Gen-Probe Group of any shares or other securities (or the equivalent) in Tepnel or because of a change in the control or management of any member of the Wider Tepnel Group or otherwise, would or might reasonably be expected to result in, in any case to an extent which is material in the context of the Wider Tepnel Group taken as a whole or in the context of the Offer in:
2.3.1	any monies borrowed by, or any other indebtedness, actual or contingent, of, or any grant available to, any member of the Wider Tepnel Group being or becoming repayable, or being capable of being declared repayable immediately or prior to their or its stated maturity, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or becoming capable of being withdrawn or inhibited;

2.3.2	the creation or enforcement of any mortgage, charge or other security interest, over the whole or any part of the business, property or assets of any member of the Wider Tepnel Group or any such mortgage, charge or other security interest (whenever arising or having arisen) becoming enforceable;

2.3.3	any such arrangement, agreement, lease, licence, permit or other instrument being, or becoming capable of being, terminated or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

2.3.4	any assets or interests of any member of the Wider Tepnel Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any member of the Wider Tepnel Group;

2.3.5	the rights, liabilities, obligations or interests of any member of the Wider Tepnel Group in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or adversely affected;

2.3.6	any such member of the Wider Tepnel Group ceasing to be able to carry on business under any name under which it presently does so;

2.3.7	the value, financial or trading position, profits or prospects of Tepnel or any member of the Wider Tepnel Group being prejudiced or adversely affected;

2.3.8	the creation of any liability of any member of the Wider Tepnel Group to make severance, termination, bonus or other payment to any of its directors or officers; or

2.3.9	the creation of any liability (actual or contingent) by any member of the Wider Tepnel Group other than in the ordinary course of business, and no event having occurred which under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Tepnel Group is a party or by or to which any such member or any of its assets may be bound or subject, could reasonably be expected to result in any of the events or circumstances which are referred to in conditions 2.3.1. to 2.3.8;

2.4	save as fairly disclosed in the Annual Report or as Publicly Announced or fairly disclosed in writing to Gen-Probe or its advisers by or on behalf of Tepnel in the course of the negotiations relating to the Offer, in each case prior to the date of this announcement, no member of the Wider Tepnel Group having since 30 June 2008:
2.4.1	issued or agreed to issue or authorised or proposed or announced its intention to authorise or propose the issue of additional shares of any class, or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save as between Tepnel and wholly-owned subsidiaries of Tepnel and save for the issue of the Tepnel Shares pursuant to or in connection with rights granted before the date of this announcement under, or the grant of rights before such date under, Tepnel Share Schemes or instruments constituting Tepnel Share Warrants);

2.4.2	recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus issue, dividend or other distribution whether payable in cash or otherwise other than dividends (or other distributions whether payable in cash or otherwise) lawfully paid or made by any wholly-owned subsidiary of Tepnel to Tepnel or any of its wholly-owned subsidiaries;

2.4.3	other than pursuant to the implementation of the Offer (and save for transactions between Tepnel and its wholly-owned subsidiaries and transactions in the ordinary course of business) implemented, effected, authorised, proposed or announced its intention to implement, effect, authorise or propose any merger, demerger, reconstruction, amalgamation, scheme, commitment or acquisition or disposal of assets or shares (or the equivalent thereof) in any undertaking or undertakings, that is material in the context of the Wider Tepnel Group taken as a whole, its share or loan capital or in the context of the Offer;

2.4.4	(save for transactions between Tepnel and its wholly-owned subsidiaries and save for transactions in the ordinary course of business) disposed of, or transferred, mortgaged or charged, or created any other security interest over, any asset or any right, title or interest in any asset that is material in the context of the Wider Tepnel Group taken as a whole or authorised, proposed or announced any intention to do so;

2.4.5	made, authorised, proposed or announced an intention to propose any change in its loan capital which is material in the context of the Wider Tepnel Group;

2.4.6	(save for transactions between Tepnel and its wholly-owned subsidiaries) issued, authorised or proposed or announced an intention to authorise or propose, the issue of any debentures or (save for transactions between Tepnel and its wholly-owned subsidiaries or transactions under existing credit arrangements or in the ordinary course of business) incurred any indebtedness or contingent liability which is material in the context of the Wider Tepnel Group as a whole or in the context of the Offer;

2.4.7	entered into, varied or terminated, or authorised, proposed or announced its intention to enter into, terminate or vary any contract, arrangement, agreement, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, unusual or onerous nature or magnitude or which involves or is reasonably likely to involve an obligation of such a nature or magnitude which is, in any such case, or which is or is likely to be restrictive on the business of any member of the Wider

Tepnel Group, which is, in any such case, material in the context of the Wider Tepnel Group or in the context of the Offer;
2.4.8	entered into or varied to a material extent or authorised, proposed or announced its intention to enter into or vary to a material extent the terms of, or make any offer (which remains open for acceptance) to enter into or vary to a material extent the terms of, any service agreement with any director or senior executive of any member of the Wider Tepnel Group;

2.4.9	proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider Tepnel Group save as agreed by Gen-Probe in writing;

2.4.10	other than in connection with the Offer, implemented or effected, or authorised, proposed or announced its intention to implement or effect, any composition, assignment, reconstruction, amalgamation, commitment, scheme or other offer or arrangement otherwise than in the ordinary course of business;

2.4.11	purchased, redeemed or repaid or announced a proposal to purchase, redeem or repay any of its own shares or other securities (or the equivalent) or reduced or made any other change to or proposed the reduction or other change to any part of its share capital, save for any shares the allotment of shares in connection with the Tepnel Share Schemes or Tepnel Share Warrants pursuant to rights granted before the date of this announcement or as between Tepnel and wholly-owned subsidiaries of Tepnel;

2.4.12	(other than in respect of claims between Tepnel and wholly-owned subsidiaries of Tepnel) waived, compromised or settled any claim which is material in the context of the Wider Tepnel Group as a whole;

2.4.13	terminated or varied the terms of any agreement or arrangement between any member of the Wider Tepnel Group and any other person in a manner which would or might reasonably be expected to have a material adverse effect on the financial position of the Wider Tepnel Group taken as a whole;

2.4.14	(save as disclosed on publicly available registers prior to the date of the announcement or as envisaged in accordance with the terms of the Scheme) made any alteration to its memorandum or articles of association;

2.4.15	save to the extent agreed by Gen-Probe in writing, made or agreed or consented to any significant change to the terms of the trust deeds constituting the pension schemes established for its directors and/or employees and/or their dependants or any material favourable change to the benefits which accrue, or to the pensions which are payable (including contributions payable to any such Schemes), thereunder, or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to any change to the trustees involving the appointment of a trust corporation;

2.4.16	been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or any part of any business compromised or settled any claim which is material in the context of the Wider Tepnel Group as a whole or in the context of the Offer;
2.4.17	(other than in respect of a company which is dormant and was solvent at the relevant time) taken or proposed any corporate action or had any action or proceedings or other steps instituted against it for its winding-up (voluntary or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any material part of its assets or revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction; or

2.4.18	entered into any contract, agreement, arrangement or commitment or passed any resolution or made any proposal or announcement with respect to, or to effect, any of the transactions, matters or events referred to in this condition 2.4;
2.5	save as fairly disclosed in the Annual Report or as Publicly Announced or fairly disclosed in writing to Gen-Probe or its advisers by or on behalf of Tepnel in the course of negotiations relating to the Offer, in each case prior to the date of this announcement, since 30 June 2008 there having been:
2.5.1	no adverse change or deterioration in the business, assets, financial or trading position or profits or prospects of any member of the Wider Tepnel Group which is material in the context of the Wider Tepnel Group taken as a whole or in the context of the Offer;

2.5.2	no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced or instituted by or against or remaining outstanding against or in respect of any member of the Wider Tepnel Group and which might reasonably be expected to have a material adverse effect on the Wider Tepnel Group taken as a whole or in the context of the Offer;

2.5.3	no enquiry or investigation by or complaint or reference to any Relevant Authority or other investigative body, threatened, announced, implemented or instituted or remaining outstanding by, against or in respect of any member of the Wider Tepnel Group which would or might reasonably be expected to have a material adverse effect on the Wider Tepnel Group taken as a whole in the context of the Offer;

2.5.4	no contingent or other liability having arisen or become apparent to any member of the Wider Gen-Probe Group which would or might reasonably be expected to adversely affect any member of the Wider Tepnel Group and which in any such case is material in the context of the Wider Tepnel Group taken as a whole or in the context of the Offer; and

2.5.5	no steps taken and no omissions made which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider Tepnel Group which is necessary for the proper carrying on of its business, which is material in the context of the Wider Tepnel Group taken as a whole;

2.6	save as fairly disclosed in the Annual Report or as Publicly Announced or fairly disclosed in writing to Gen-Probe or its advisers by or on behalf of Tepnel in the course of negotiations relating to the Offer, in each case prior to the date of this announcement, Gen-Probe not having discovered:

2.6.1	that the financial, business or other information concerning the Wider Tepnel Group Publicly Announced or disclosed at any time by or on behalf of any member of the Wider Tepnel Group contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading and which was not subsequently corrected by 28 January 2009 by disclosure either publicly or otherwise to Gen-Probe, which is, in any case, material in the context of the Wider Tepnel Group or in the context of the Offer;

2.6.2	that any member of the Wider Tepnel Group, partnership, company or other entity in which any member of the Wider Tepnel Group has a significant economic interest and which is not a subsidiary undertaking of the Wider Tepnel Group is, otherwise than in the ordinary course of business, subject to any liability, contingent or otherwise, which is material in the context of the Wider Tepnel Group taken as a whole or in the context of the Offer;

2.6.3	any information which affects the import of any information disclosed at any time by or on behalf of any member of the Wider Tepnel Group to an extent which is material in the context of the Wider Tepnel Group as a whole or in the context of the Offer;

2.6.4	that any past or present member of the Wider Tepnel Group has failed to comply in any material respect with any and/or all applicable legislation or regulations of any jurisdiction or any notice or requirement of any third party with regard to the storage, treatment, transport, handling, disposal, discharge, spillage, release, leak or emission of any waste or hazardous or harmful substance or any substance likely to impair the environment or harm human or animal health or otherwise relating to environmental matters or that there has otherwise been any such use storage, treatment, transport, handling, disposal, discharge, spillage, release, leak or emission (whether or not the same constituted non-compliance by any person with any such legislation or regulation, and whenever the same may have taken place), any of which non-compliance would be likely to give rise to any material liability (whether actual or contingent) or cost on the part of any member of the Wider Tepnel Group and which is material, in the aggregate, in the context of the Wider Tepnel Group taken as a whole;

2.6.5	there is, or is reasonably likely to be, any material obligation or liability (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the Wider Tepnel Group under any environmental legislation, regulation, notice, circular, order or other requirement of any Relevant Authority in any jurisdiction, in each case to an extent which is material in the context of the Wider Tepnel Group taken as a whole; or

2.6.6	that any past or present member of the Wider Tepnel Group, partnership, company or entity in which any member of the Wider Tepnel Group has an economic interest and which is not a subsidiary undertaking of the Wider Tepnel Group, has breached any trade marks, service marks, trade names, domain names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, semi-conductor topography rights, database rights and all other similar rights in any part of the world (including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations) of any third party to an extent which is material in the context of the Wider Tepnel Group taken as a whole or in the context of the Offer.

Part B: Waiver of conditions and further terms of the Offer
Subject to the requirements of the Panel, Gen-Probe reserves the right to waive, in whole or in part, all or any of the above conditions 2.1 to 2.6 (inclusive).
If Gen-Probe is required by the Panel to make an offer for Tepnel Shares under the provisions of Rule 9 of the City Code, Gen-Probe may make such alteration to any of the above conditions, including Condition 1, as are necessary to comply with the provisions of that Rule.
Gen-Probe shall be under no obligation to waive (if capable of waiver), to determine to be or remain satisfied or to treat as fulfilled any of conditions 2.1 to 2.6 (inclusive) by a date earlier than the latest date for the fulfilment of that condition notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.
The Offer will lapse and the Scheme will not proceed unless all the above conditions have been fulfilled or, where permitted, waived or, where appropriate, have been determined by Gen-Probe to be or remain satisfied, by not later than four months from the date that the Scheme Document is posted or such later date (if any) as Tepnel and Gen-Probe may agree and (if required) the Court and the Panel may allow.
Part C: Certain further terms of the Offer
Gen-Probe reserves the right to elect to implement the Offer by way of a takeover offer. In such event, such offer will be implemented on the same terms (subject to appropriate amendments, including (without limitation) an acceptance condition set at ninety per cent. (or such less percentage, being more than fifty per cent., as Gen-Probe may decide) of the shares to which such offer relates), so far as applicable, as those which would apply to the Scheme.
The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.
Tepnel Shares will be acquired under the Offer fully paid and free from all liens, equitable interests, charges, encumbrances and rights of pre-emption and any other rights and interests of any nature whatsoever and together with all rights now and hereafter attaching thereto including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this announcement. Any new Tepnel Shares issued to Gen-Probe or its nominee(s) pursuant to the Scheme will be issued on the same basis.
The Scheme is governed by English law and will be subject to the jurisdiction of the English courts and the conditions set out above.

APPENDIX II
SOURCES OF INFORMATION AND BASES OF CALCULATION
(i)	The value placed by the Offer on the fully diluted share capital of Tepnel is based on 239,051,526 existing shares in issue, 32,371,000 share options outstanding and 71,167,915 share warrants outstanding representing, in aggregate, 342,590,441 fully diluted shares.

(ii)	The closing share price on 21 January 2009 is the mid-market price taken from Bloomberg.

(iii)	Unless otherwise stated, the financial information relating to Tepnel is extracted from the audited consolidated financial statements of Tepnel for the financial year to 31 December 2007, prepared in accordance with IFRS and from the unaudited consolidated financial statements of Tepnel (from its interim report) for the six months ended 30 June 2008, prepared in accordance with IFRS.

(iv)	Unless otherwise stated, the financial information relating to Gen-Probe is extracted from the audited consolidated financial statements of Gen-Probe (from its 10K filing) for the financial year to 31 December 2007, prepared in accordance with US GAAP and from the unaudited consolidated financial statements of Gen-Probe (from its 10Q filing) for the quarter ended 30 September 2008, prepared in accordance with US GAAP.

(v)	EPS accretion has been calculated on a non-GAAP basis, excluding acquisition-related charges and the expected increase in depreciation and amortization expense from acquired assets. EPS refers to earnings before acquisition accounting adjustments and has not been prepared in accordance with US GAAP.

(vi)	This announcement also contains certain financial measures that are not calculated in accordance with US GAAP, including pro forma EPS accretion and dilution expectations, as stated above. Gen-Probe’s management believes that these US non-GAAP financial measures provide Gen-Probe investors meaningful supplemental information regarding the expected financial results of the acquisition.

(vii)	All US dollar figures have been converted to pounds sterling at the rate of £1 = US$1.424 being the exchange rate at 5:00p.m. in London on 29 January 2009, as sourced from Bloomberg.

(viii)	The International Securities Identification Number for Tepnel Shares is GB0008841859.

APPENDIX III
DETAILS OF IRREVOCABLE UNDERTAKINGS
The following holders of Tepnel Shares have given irrevocable undertakings to vote in favour of the Offer:
Directors

			Number of
			Tepnel Shares
			arising on
			exercise of	% of fully
	Number of	% of issued share	Tepnel Share	diluted share
Name	Tepnel Shares	capital	Warrants(1)	capital
IA Craig	2,000,000	0.84%	350,000	0.69%

B Matzilevich	5,956,783	2.49%	4,910,000	3.17%

MK Slater	100,000	0.04%	—	0.03%

DR Marvin	18,000	0.01%	1,593,326	0.47%

M Miller	—	—	—	—

AJM Clarke PhD	1,161,000	0.49%	1,061,000	0.65%

Total	9,235,783	3.86%	7,914,326	5.01%
These undertakings will remain binding in the event of a higher competing offer being made for Tepnel, unless the Offer lapses or is withdrawn.
Certain Institutional Shareholders

			Number of
			Tepnel Shares
			arising on	% of fully
			exercise of	diluted
	Number of	% of issued	Tepnel Share	share
Name	Tepnel Shares	share capital	Warrants(1)	capital
Ignis Investment Services Ltd	8,953,419	3.75%	—	2.61%

Gartmore Investment Limited	22,673,355	9.48%	—	6.62%

Orbimed Capital LLC	47,000,000	19.66%	45,840,000	27.10%

AXA-Framlington Investment Management Limited	8,115,943	3.40%	110,725	2.40%

Total	86,742,717	36.29%	45,950,725	38.73%

(1)	The terms of these irrevocables require the relevant Tepnel Share Warrants to be exercised conditional upon the Court Sanctioning the Scheme.
These undertakings cease to be binding if: (i) the Scheme Document is not posted by 27 February 2009 (or such later date as the Panel may agree); (ii) the Offer lapses or does not become effective, lapses or is withdrawn in accordance with its terms; or (iii) upon the announcement of a competing offer at a price of at least 10 per cent. above the value of the Offer in the case of Orbimed Capital LLC and AXA-Framlington Investment Management Limited and 15 per cent. above the value of the Offer in the case of Ignis Investment Services Ltd and Gartmore Investment Limited.

APPENDIX IV
IMPLEMENTATION AGREEMENT
The Implementation Agreement includes the following provisions:
Inducement fee
Tepnel has agreed to pay an inducement fee to Gen-Probe of £928,420 being one per cent. of the value of the aggregate consideration being offered for the Tepnel Shares by Gen-Probe under the Scheme, if:
(i)	The Scheme Document, which sets out the terms of the Offer, is not posted by Tepnel to the Tepnel Shareholders within 28 days of the date of this Announcement (unless solely due to the default of Gen-Probe or its advisers);

(ii)	The Tepnel Directors, for whatever reason, withdraw, adversely modify or qualify their recommendation to Tepnel Shareholders to vote in favour of the Scheme and/or the resolutions at the GM and the Scheme does not complete, provided that the recommendation ceasing to be unanimous shall not constitute an adverse modification or qualification; or

(iii)	An independent competing offer is announced prior to the Offer lapsing or being withdrawn and that independent competing offer is either: (i) recommended by the Tepnel Directors; or (ii) is declared unconditional in all respects or is completed.
Non-solicitation
Tepnel has undertaken that it will not, and will procure that no member of its Group nor any director, employee, adviser or agent of them will, directly or indirectly solicit, invite or encourage any enquiries, negotiations or discussions directly or indirectly with a view to obtaining an independent competing offer.
If any third party makes an independent competing offer, Tepnel undertakes that it will not, and will procure that no member of its Group nor any director, employee, adviser or agent of Tepnel or any member of its Group will, directly or indirectly engage with that third party or enter into any discussions or negotiations with that third party in relation to such independent competing offer.
Furthermore, Tepnel has agreed to notify Gen-Probe promptly, and in any event within 72 hours, of it becoming aware:
(i)	of any approach that is made to Tepnel or to any member of its Group (or any director, officer, adviser or agent of Tepnel or any member of its Group) regarding any independent competing offer and will inform Gen-Probe of the material terms of such approach and keep Gen-Probe informed of any material changes to the terms of such approach; or

(ii)	if any information is provided to a third party in connection with an independent competing offer.
Tepnel has also agreed that it will not, and will procure that each member of its Group and its directors, officers and agents will not, provide any due diligence information to any person other than as required under Rule 20.2 of the Code.

Matching Rights
Tepnel has agreed that Gen-Probe has the right to match any competing offer of a third party. Provided that Gen-Probe matches any competing offer, the Tepnel Directors have agreed to recommend such revised offer to the Shareholders.
Alternative means of implementing the Offer
Gen-Probe may elect to implement the Offer as an offer provided that the offer is made in accordance with the terms and conditions set out in this Announcement and, in the opinion of Seymour Pierce, the consideration is equal to or greater than the consideration specified in this Announcement.
Termination
The Implementation Agreement will terminate with immediate effect (other than the provisions relating to the inducement fee) on the occurrence of the earliest of the following:
(i)	If a condition of the Offer is incapable of satisfaction;

(ii)	if (i) the Scheme is not sanctioned by the Tepnel Shareholders at the Court Meeting; (ii) the resolutions are not passed at the GM; or (iii) the Court refuses to grant either of the Court Orders, in each case unless Gen-Probe has within 5 Business Days of such event elected to implement the Offer by way of an offer; or

(iii)	by notice in writing from Gen-Probe to Tepnel if the Tepnel Directors have withdrawn or adversely modified or qualified their recommendation (or intention to recommend) to Tepnel Shareholders to vote in favour of the Scheme and the GM Resolutions (or if applicable to accept an offer) and either (i) the Panel consents to Gen-Probe withdrawing its Offer (while structured as a Scheme) or (ii) an independent competing offer becomes or is declared wholly unconditional or is completed; or

(iv)	if Gen-Probe elects to implement the Offer by way of an offer, if the Offer is not announced under Rule 2.5 of the Code within 10 Business Days of the election or once announced, the Offer lapses in accordance with its terms or is withdrawn; or

(v)	if the Effective Date has not occurred within four months of the posting of the Scheme Document; or

(vi)	with the express written consent of Gen-Probe and Tepnel at any time prior to the Effective Date.

APPENDIX V
DEFINITIONS
The following definitions apply throughout this announcement unless the context requires otherwise.

“AIM”	the AIM market operated by the London Stock Exchange

“Annual Report”	the annual report and accounts of Tepnel for the year ended 31 December 2007

“Business Day”	a day (other than Saturdays, Sundays and public holidays in the UK) on which banks are open for business (other than solely for trading and settlement in Euros) in the City of London

“Capital Reduction”	the reduction of Tepnel’s share capital provided for by the Scheme

“City Code” or “Code”	the City Code on Takeovers and Mergers

“Court”	the High Court of Justice in England and Wales

“Court Meeting(s)”	the meeting of Tepnel Shareholders to be convened pursuant to an order of the Court under the Companies Act 2006 for the purpose of considering and if thought fit approving the Scheme (with or without modification) and any adjournment thereof

“Court Order(s)”	the order of the Court sanctioning the Scheme under the Companies Act 2006 and the order of the Court confirming the Capital Reduction under the Companies Act 1985 respectively or, where the context requires, either of them

“CREST”	the system for paperless settlement of trades in securities operated by CREST Co Limited in accordance with the Uncertificated Securities Regulations 2001 (SI 2001 No 3755)

“Effective Date”	the date on which the Scheme becomes effective pursuant to its terms or, should Gen-Probe elect to implement the Offer by way of an offer, the date on which the Offer becomes or is declared unconditional in all respects

“Exchange Act”	the United States Securities Exchange Act of 1934 (as amended) and the rules and regulations promulgated thereunder

“Forms of Proxy”	the forms of proxy for use at the Court Meeting and the General Meeting

“FSA” or “Financial Services Authority”	the Financial Services Authority in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000

“General Meeting” or “GM”	the general meeting of Tepnel Shareholders (and any adjournment thereof) to be convened in connection with the Offer

“Gen-Probe”	Gen-Probe Incorporated, a company incorporated in Delaware with commission file number 001-31279, having its registered office at 10210 Genetic Center Drive, San Diego, CA

“Gen-Probe Directors”	means the directors of Gen-Probe as at the date of this announcement

“IFRS”	International Financial Reporting Standards

“Implementation Agreement”	the implementation agreement dated on or about the date of this announcement between Tepnel and Gen-Probe pursuant to which, amongst other things, the parties have agreed to implement the Scheme

“Irrevocable Undertakings”	the irrevocable undertakings of the Tepnel Directors and certain institutional shareholders to vote in favour of the Scheme as set out in Appendix III to this announcement

“London Stock Exchange”	the London Stock Exchange plc

“Merrill Lynch”	Merrill Lynch International, of Merrill Lynch Financial Centre, 2 King Edward Street, London, EC1A 1HQ

“Offer”	the proposed recommended offer of 27.1 pence in cash per Tepnel Share to be made by Gen-Probe to acquire the entire issued and to be issued ordinary share capital of Tepnel by means of the Scheme or, should it so elect, by means of an offer

“Offer Price”	27.1 pence in cash per Tepnel Share

“Panel”	The Panel on Takeovers and Mergers

“Publicly Announced”	means fairly disclosed in any public announcement by Tepnel to any regulatory information service or in its report and accounts for the year ended 31 December 2007

“Registrar”	the Registrar of Companies in England and Wales

“Regulatory Information Service”	a service approved by the London Stock Exchange for the distribution to the public of AIM announcements and included within the list maintained on the London Stock Exchange’s website, www.londonstockexchange.com

“Restricted Jurisdiction”	any jurisdiction where extension or acceptance of the Offer would violate the law of that jurisdiction

“Scheme”	the scheme of arrangement under the Companies Act 2006 to be proposed by Tepnel to the Scheme Shareholders (with or without modification on terms agreed by Tepnel and Gen-Probe), the full terms of which will be set out in the Scheme Document

“Scheme Document”	the document to be sent to the Tepnel Shareholders, containing and setting out the Scheme and the notices convening the Court Meetings and the General Meeting

“Scheme Record Time”	6.00 p.m. on the business day immediately prior to the Effective Date

“Scheme Shareholders”	holders of Scheme Shares

“Scheme Shares”	(i) the Tepnel Shares in issue at the date of the Scheme;

(ii) any Tepnel Shares issued after the date of the Scheme Document and before the Voting Record Time; and

(iii) any Tepnel Shares issued at or after the Voting Record Time and before the Scheme Record Time in respect of which the original or any subsequent holders thereof are, or shall have agreed in writing to be, bound by the Scheme, in each case excluding any Tepnel Shares registered in the name of or beneficially owned by members of the Wider Gen-Probe Group

“Securities Act”	The United States Securities Act of 1933 (as amended) and the rules and regulations promulgated thereunder

“Seymour Pierce”	Seymour Pierce Limited, of 20 Old Bailey, London EC4M 7EN

“Tepnel” or the “Company”	Tepnel Life Sciences plc, a company incorporated in England and Wales with registration number 2722343 having its registered office at Heron House, Oaks Business Park, Crewe Road, Wythenshawe, Manchester M23 9HZ

“Tepnel Directors”	the directors of Tepnel as at the date of this announcement

“Tepnel Group”	Tepnel, its subsidiaries and subsidiary undertakings

“Tepnel Securities”	securities convertible or exchangeable into Tepnel Shares

“Tepnel Shareholders” or “Shareholders”	the holders of Tepnel Shares

“Tepnel Shares”	the existing unconditionally allotted or issued and fully paid ordinary shares of 1 pence each in the capital of Tepnel

“Tepnel Share Schemes”	the Tepnel Executive Share Option Scheme, the Tepnel Unapproved Share Scheme, the Tepnel 2006 Long Term Incentive Plan and the Tepnel Enterprise Management Incentive Scheme

“Tepnel Share Warrants”	the warrants issued under the Warrant Instruments dated 1 November 2004, 31 May 2006 and 15 December 2006

“UKLA”	the UK Listing Authority, being the Financial Services Authority Limited acting in its capacity as the competent authority for the purposes of Part IV of the Financial Services and Markets Act 2000

“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland

“United States” or “US”	the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia

“US dollar” or “US$”	the lawful currency of the United States

“Voting Record Time”	6.00 p.m. on the day which is two days before the date of the Court Meeting or, if such Court Meeting is adjourned, 6.00 p.m. on the day which is two days before the day of such adjourned meeting

“Wider Gen-Probe Group”	Gen-Probe, its subsidiaries, subsidiary undertakings and associated undertakings and any other body corporate, partnership, joint venture or person in which Gen-Probe and such undertakings (aggregating their interests) have a direct or indirect interest of 20 per cent. or more of the voting or equity capital or equivalent

“Wider Tepnel Group”	Tepnel, its subsidiaries, subsidiary undertakings and associated undertakings and any other body corporate, partnership, joint venture or person in which Tepnel and such undertakings (aggregating their interests) have a direct or indirect interest of 20 per cent. or more of the voting or equity capital or the equivalent
For the purposes of this announcement, “subsidiary”, “subsidiary undertaking”, “undertaking” and “associated undertaking” have the respective meanings given thereto by the Companies Act 1985, but for this purpose ignoring paragraph 20(1)(b) of Schedule 4A of the Companies Act 1985.
All the times referred to in this announcement are London times unless otherwise stated.
References to the singular include the plural and vice versa.
£ and pence (or penny) means pounds and pence sterling, the lawful currency of the United Kingdom.